Exhibit 99.1

NXChain Pursues Merger With LXCCoin and Entry Into the Digital Currency and Digital Payments Markets

LOS ANGELES, March 10, 2016 (GLOBE NEWSWIRE) -- NXChain Inc. (OTC Markets:NXCN), today announced its entry into a non-binding Letter of Intent ("LOI") to engage in a merger with LXCCoin Ltd. ("LXCC"), a privately-held UK company in the blockchain and digital currency market. Under the terms of the LOI it is expected that LXCC will be merged with NXCN, which will remain the surviving entity, and that LXCC’s shareholders will own approximately 90% of the post-merged fully-diluted shares of NXCN.

About LXCCoin Ltd.
LXCC was formed in 2013 by experienced software and finance industry executives to develop a cutting-edge crypto currency platform.  LXCC has since developed a range of blockchain-based enterprise solutions, mostly revolving around its “LXCCoin”, which is a bit coin hybrid that incorporates InstantX transaction protocol coupled with a proprietary transaction support node network designed to accelerate transaction speeds to around 1.5 seconds. The “coin” is 100% asset based and designed to create a small yield that ensures stability and liquidity of the coin.

The LXCC software platform includes: (i) a digital currency exchange (www.swypto.exchange), (ii) a payment gateway and load balancer (www.swypto.com), (iii) a digital p2p lending platform and (iv) an app-based Swyptobank hybrid banking platform. For more information on LXCC and its crypto currency assets, please visit: www.lxccoin.com.

Mr. Michael Campbell, CEO of NXChain commented:  "We firmly believe that blockchain technology has the ability to induce positive paradigm shifts in a range of industries.  A stable digital currency unit with high trust and complete financial transparency will improve the usability of such tools.  We believe digital currencies may be one of the most promising investment opportunities of our age and with utilization of the platforms developed by LXCCoin, we are confident we can become an important contributor to this market.  We expect to join forces with many similar operations in the future, either together or side-by-side; creating the framework for a new generation of borderless money on a worldwide scale.”

Mr. Henrik Ellefsen, CEO of LXCCoin Ltd., commented:  "In our view, blockchain linked to digital currencies will become the core of future money transactions…the coins themselves will have little or no intrinsic value over their real underlying asset base.  We believe that speed, stability, usability and inter-changeability will be the core qualities of digital currencies; not their hyped value or scarcity, nor any mining component.  We also believe that by becoming part of a public company with full reporting compliance and transparency we will enhance our opportunities to accomplish our goals and objectives of bringing financial transparency and further usability of crypto currencies to the global digital currency market."

About NxChain, Inc.
NxChain, Inc. is a fully-reporting public “shell” company that currently trades on OTC Markets under the trading symbol NXCN.PNK.  NXChain, which is in the process of migrating over to the OTC QB Marketplace, plans to commence operations through acquisitions of crypto currency companies and technologies and to provide crypto currency products and services to multiple levels of the financial industry in various markets worldwide.

Forward-Looking Statements

This press release contains forward-looking statements identified by words such as "project," "expect," "intend," "believe," "anticipate" and similar expressions regarding NXChain’s potential merger with LXCCoin Ltd. and NXChain’s expectations regarding the effects of such merger.  These forward-looking statements are made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the ability of NXChain to negotiate and enter into a merger agreement on satisfactory terms; a decline in general economic conditions nationally and internationally; decreased demand for crypto currency products and services; market acceptance of crypto currency products; the ability of NXChain to protect any intellectual property rights it may acquire; the impact of any litigation or infringement actions brought against NXChain; competition from other providers and products; risks in product development; changes in government regulation; the ability to complete customer transactions; and other factors relating to the crypto currency industry, NXChain’s proposed operations and results of operations and any businesses that may be acquired by NXChain.

You should not place any undue reliance on these forward looking statements, which speak only as of the date of this press release.  Additional information concerning factors that might affect NXChain’s proposed business or stock price, which could cause actual results to materially differ from those in forward-looking statements, is contained in NXChain's filings, including quarterly and annual reports that NXChain files with the Securities and Exchange Commission.  Such forward-looking statements only speak as of the date of this press release.  NXChain undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as otherwise required by law.

Michael Campbell, Chief Executive Officer
NXChain, Inc.
Telephone: 714/832-3249
Email: m1campbell@hotmail.com